Exhibit 99.1

Contact:	Stephen H. Gordon	Chairman & CEO	Telephone: (949) 585-7500
	David S. DePillo	President & COO	Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ADDS THREE TOP LOAN AGENTS
TO ITS BANK SUBSIDIARY’S INCOME PROPERTY LENDING DIVISION

Irvine, CA – April 22, 2004 – Commercial Capital Bancorp, Inc. (“CCBI” or the “Company”), (NASDAQ: “CCBI”), announced today that it has hired three top loan agents in Southern California. Pete Meyers, Jo Anne Massaro, and Tony Scholl, have joined Commercial Capital Bank (the “Bank”), the Company’s banking subsidiary, as Directors of Loan Production. All three bring significant years of income property lending experience, focusing predominantly on multi-family banking.

Pete Meyers, a 25-year veteran of Southern California multi-family lending, will be working out of the Bank’s Encino office, developing business in Los Angeles County, the second largest multi-family market in the country. Mr. Meyers joins the Company from the income property lending group of Santa Monica, CA-based First Federal Bank of California (NYSE: “FED”) where he was consistently a top producer, having originated over $300 million in loans. Before joining First Federal, Mr. Meyers was with World Savings Bank, the bank subsidiary of Golden West Financial Corporation (NYSE: “GDW”) and California Federal Bank, which was one of the largest originators of multi-family loans prior to its acquisition by Citigroup, Inc. (NYSE: “C”). Mr. Meyers is a licensed real estate broker and holds a bachelors degree from University of California, Santa Barbara.

Ms. Massaro brings to the Bank fifteen years of lending experience, including nine years with H. F. Ahmanson’s subsidiary bank, Home Savings of America, formerly the nation’s largest savings institution prior to its acquisition by Washington Mutual (NYSE: “WM”), and more recently with Union Bank of California (NYSE: “UB”). While at Home Savings of America, Ms. Massaro was a top producer in the Southern California multi-family market and a six-time member of Home Savings of America’s prestigious President’s Club. Ms. Massaro will be the Company’s first loan director based in the Inland Empire of California, the fastest growing region in the country.

Mr. Scholl will work out of the Bank’s La Jolla office focusing on the San Diego County market, the second largest multi-family market in California. Mr. Scholl joins the Company from Imperial Capital Bank, the bank subsidiary of La Jolla, CA-based ITLA Capital Corporation (NASDAQ: “ITLA”), where he served as District Manager, responsible for commercial real estate originations in seven western states. Mr. Scholl has an extensive 29-year history in banking and multi-family lending, including a 15 year span with San Diego, CA based Great American Bank, where he served as a 1st Vice President, with ultimate responsibility for the income property lending division and its approximately $1.0 billion of annual originations. Mr. Scholl has developed and maintained a significant book of business in income property lending, consistently originating over a $100 million dollars of multi-family and commercial real estate loans.

Stephen H. Gordon, Chairman and Chief Executive Officer stated, “We continue to believe that, as an adjustable rate, income property lender, the Company’s loan growth is more driven by the maturation of the Company’s predominately direct-retail, relationship-driven lending franchise, and less by market interest rates. As the third largest multi-family lender in the state of California, we’re very excited about the hiring of these three professionals, and believe they will have an immediate impact on the Company’s continued efficient and profitable growth.”

The Company, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which includes income-property real estate investors, middle market commercial businesses, and professionals. At December 31, 2003, the Company was the 3rd largest multi-family lender in California during the 12 months ended December 31, 2003 (source: Dataquick Information Systems) and Commercial Capital Bank, the Company’s bank subsidiary, was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended December 31, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and La Jolla and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Encino, Los Angeles, Irvine, and La Jolla, CA, and plans to open a banking office in Beverly Hills, CA in the summer of 2004. More information on the Company can be found at www.commercialcapital.com. On January 27, 2004, the Company announced that it had signed a definitive agreement to acquire Hawthorne Financial Corporation; a Southern California based savings institution with $2.7 billion of assets, $1.7 billion of deposits and 15 branches.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes any obligation to revise or publicly release any revision to these forward-looking statements.